Exhibit 99.1
Broadlane Intermediate Holdings, Inc.
INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3
Consolidated Statements of Operations for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor), and for the year ended December 31, 2007 (Predecessor)
F-4
Consolidated Statements of Changes in Stockholder’s Equity for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor), and for the year ended December 31, 2007 (Predecessor)
F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor), and for the year ended December 31, 2007 (Predecessor)
F-6
Notes to Consolidated Financial Statements	F-8
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	F-31
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and 2009	F-32
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity for the nine months ended September 30, 2010	F-33
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	F-34
Unaudited Notes to Condensed Consolidated Financial Statements	F-35

Independent Auditors’ Report
The Board of Directors
Broadlane Intermediate Holdings, Inc.:
We have audited the accompanying consolidated balance sheets of Broadlane Intermediate Holdings, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor) and for the year ended December 31, 2007 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadlane Intermediate Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor) and for the year ended December 31, 2007 (Predecessor) in conformity with U.S. generally accepted accounting principles.
As discussed in notes 1 and 3 to the consolidated financial statements, effective August 15, 2008, Broadlane Intermediate Holdings, Inc. was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
Dallas, Texas
September 30, 2010

BROADLANE INTERMEDIATE HOLDINGS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$31,703	$31,488
Accounts receivable, net	10,843	8,230
Deferred income taxes, net	6,930	8,067
Prepaid income taxes	2,214	18,400
Prepaid expenses and other	3,650	2,817

Total current assets	55,340	69,002

Property and equipment at cost, net	10,081	10,529
Software and website development costs, less accumulated amortization of $7,128 and $1,850 at December 31, 2009 and December 31, 2008, respectively	16,827	16,379
Intangible assets, less accumulated amortization of $22,106 and $6,062 at December 31, 2009 and December 31, 2008, respectively	189,874	205,918
Goodwill	183,120	185,086
Deferred financing costs, net	5,506	7,951
Other	279	278

Total assets	$461,027	$495,143

Liabilities & Stockholder’s Equity
Current liabilities:
Accrued payroll and payroll taxes	$3,882	$2,805
Deferred revenue	413	344
Supplier and offeror rebates	22,115	20,463
Accounts payable and other accrued liabilities	8,380	6,391
Interest payable, related party	2,436	2,833
Accrued bonus compensation	2,398	9,160
Current portion of senior term loan	410	1,400

Total current liabilities	40,034	43,396

Senior term loan, less current portion	128,190	138,250
Senior subordinated notes, related party, net of discount of $2,520 and $4,685 at December 31, 2009 and December 31, 2008, respectively	40,021	58,287
Deferred income taxes, net	63,181	67,403
Interest rate swap liability	3,329	4,085
Other long-term liabilities	1,605	2,073

Total liabilities	276,360	313,494

Stockholder’s equity:
Common stock, $0.01 par value; authorized 100 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	202,533	195,592
Accumulated deficit	(17,866)	(13,943)

Total stockholder’s equity	184,667	181,649

Total liabilities and stockholder’s equity	$461,027	$495,143

The accompanying notes are an integral part of these consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Consolidated Statements of Operations
(In thousands)

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenue:
Administrative fees, net
External	$117,730	$27,582	$57,128	$88,259
Affiliated	—	—	14,095	21,008

Total administrative fees, net	117,730	27,582	71,223	109,267

Other service fees
External	49,794	14,497	21,203	29,609
Affiliated	—	—	1,361	3,078

Total other service fees	49,794	14,497	22,564	32,687

Total revenue, net	167,524	42,079	93,787	141,954

Expenses:
Cost of revenue	69,327	21,907	37,268	51,206
Product development	13,275	4,643	7,917	14,056
Selling and marketing	6,937	1,845	3,719	3,819
General and administrative	30,822	13,049	36,893	33,215
Depreciation	9,169	7,923	2,608	9,183
Amortization of intangibles	15,950	1,520	5,613	1,712

Total operating expenses	145,480	50,887	94,018	113,191

Operating income/(loss)	22,044	(8,808)	(231)	28,763

Interest expense	(24,721)	(8,832)	(259)	(465)
Investment earnings	51	64	446	1,277
Loss on extinguishment of debt	(3,074)	—	—	—
Other income/(loss), net	4	—	(86)	(27)
Gain/(loss) on interest rate swap	756	(4,085)	—	—

Income/(loss) before income taxes	(4,940)	(21,661)	(130)	29,548
Income tax (expense)/benefit	1,017	7,718	(1,312)	(11,841)

Income/(loss) from continuing operations	(3,923)	(13,943)	(1,442)	17,707

Discontinued operations
Income from operations	—	—	—	25
Net gain from sale of NOA	—	—	—	1,223
Income tax expense	—	—	—	(556)

Income from discontinued operations	—	—	—	692

Net income/(loss)	(3,923)	(13,943)	(1,442)	18,399

Less preferred stock dividends	—	—	1,093	1,750

Net income/(loss) attributable to common stockholders	$(3,923)	$(13,943)	$(2,535)	$16,649

The accompanying notes are an integral part of these consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Consolidated Statements of Changes in Stockholder’s Equity
(In thousands, except share data)

	Common stock		Additional		Total
	Issued	Par	paid-in	Accumulated	stockholders’
	shares	value	capital	deficit	equity
Balances, December 31, 2006	29,094,849	$3	$34,771	$(23,825)	$10,949

Net income	—	—	—	18,399	18,399
Tax benefit related to non-qualified stock option exercises	—	—	125	—	125
Exercise of stock options	86,101	—	171	—	171
Equity-based compensation	—	—	2,722	—	2,722
Contributed services	—	—	69	—	69
Preferred stock dividends	—	—	(1,750)	—	(1,750)

Balances, December 31, 2007	29,180,950	3	36,108	(5,426)	30,685

Net loss	—	—	—	(1,442)	(1,442)
Tax benefit related to non-qualified stock option exercises	—	—	6,599	—	6,599
Tax benefit related to ISO disqualified dispositions	—	—	948	—	948
Exercise of stock options	188,152	—	238	—	238
Equity-based compensation	—	—	6,932	—	6,932
Preferred stock dividends	—	—	—	(1,093)	(1,093)

Balances, August 15, 2008	29,369,102	3	50,825	(7,961)	42,867

Successor period from August 16, 2008 to December 31, 2009:
Initial capitalization	100	—	195,592	—	195,592
Net loss	—	—	—	(13,943)	(13,943)

Balances, December 31, 2008	100	—	195,592	(13,943)	181,649

Net loss	—	—	—	(3,923)	(3,923)
Capital contribution	—	—	6,332	—	6,332
Equity-based compensation	—	—	609	—	609

Balances, December 31, 2009	100	$—	$202,533	$(17,866)	$184,667

The accompanying notes are an integral part of these consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Consolidated Statements of Cash Flows
(In thousands)

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash flows from operating activities:
Net income/(loss)	$(3,923)	$(13,943)	$(1,442)	$18,399
Adjustments to reconcile net income/(loss) to cash provided by/(used in) operating activities:
Depreciation and amortization	25,119	9,443	8,221	10,895
Bad debt expense	236	109	156	214
Lease recovery	(89)	(76)	—	(52)
Deferred income tax expense/(benefit)	(3,658)	(8,792)	2,948	764
Contributed services	—	—	—	69
Interest rate swap (gain)/loss	(756)	4,085	—	—
Equity-based compensation	609	—	6,932	2,722
Excess tax benefit related to stock option exercises	—	—	(7,547)	(125)
Issuance of notes in lieu of interest	1,186	472	—	—
Amortization of deferred financing costs and debt discount	2,450	970	112	180
Loss on extinguishment of debt	3,074	—	—	—
(Gain)/loss on sale of equipment	(3)	—	86	27
Pre-tax income from discontinued operations	—	—	—	(25)
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(1,960)	29,874	200	(195)
Decrease in accounts receivable from affiliate	—	—	307	50
(Increase)/decrease in prepaids and other current assets	(833)	(215)	430	(36)
(Increase)/decrease in other assets	(51)	(119)	9	—
(Increase)/decrease in prepaid income taxes	16,186	(757)	(7,880)	1,777
Increase/(decrease) in supplier and offeror rebates	1,652	538	(14,312)	780
Increase/(decrease) in deferred revenue	69	(738)	215	—
Increase/(decrease) in accrued interest	(7)	1,143	—	—
Increase/(decrease) in accrued interest, related party	(397)	3,306	—	—
Increase/(decrease) in other liabilities	(4,078)	(11,588)	8,396	1,832
Net cash used in operating activities from discontinued operations	—	—	—	(180)

	34,826	13,712	(3,169)	37,096

Cash flows from investing activities:
Return of purchase price from escrow	2,991	—	—	—
Cost of acquisition, net of cash acquired	(1,331)	(351,393)	—	—
Proceeds from sale of property and equipment	3	—	—	—
Purchase of property and equipment	(3,350)	(902)	(929)	(5,594)
Capitalized software and website development costs	(5,725)	(2,731)	(3,434)	(8,644)

	(7,412)	(355,026)	(4,363)	(14,238)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Consolidated Statements of Cash Flows — (continued)
(In thousands)

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash flows from financing activities:
Capital contributions	6,332	184,482	—	—
Proceeds from senior term loan	—	140,000	—	—
Payments on senior term loan	(11,050)	(350)	—	—
Proceeds from senior subordinated notes, related party	—	57,500	—	—
Payments on senior subordinated notes, related party	(21,617)	—	—	—
Premium on early payments on senior subordinated notes, related party	(864)	—	—	—
Payments on revolving credit facility	—	—	—	(14,000)
Debt issue costs	—	(8,606)	—	—
Proceeds from stock options exercised	—	—	238	171
Excess tax benefit related to stock option exercises	—	—	7,547	125
Payment of dividends on preferred stock	—	(224)	(875)	(1,750)

	(27,199)	372,802	6,910	(15,454)

Net increase/(decrease) in cash and cash equivalents	215	31,488	(622)	7,404
Cash and cash equivalents at beginning of period	31,488	—	30,975	23,571

Cash and cash equivalents at end of period	$31,703	$31,488	$30,353	$30,975

Supplemental disclosures of cash flow information:
Income taxes paid/(refunded)	$(13,547)	$190	$5,776	$10,152
Interest paid	$21,675	$3,002	$75	$171
The accompanying notes are an integral part of these consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
(1)	Nature of Operations
Unless the context otherwise requires, the use of the terms “Broadlane”, “Company”, “we”, “us” and “our” in the following refers to Broadlane Intermediate Holdings, Inc. Broadlane Intermediate Holdings, Inc. is a holding company whose sole wholly owned subsidiary is The Broadlane Group, Inc. (formerly known as Broadlane, Inc.). All of Broadlane Intermediate Holdings, Inc. operations are conducted through its subsidiary The Broadlane Group, Inc. and its consolidated subsidiaries.

Broadlane is a leading healthcare services company that delivers supply chain management and procurement services to healthcare providers. In addition to our core group purchasing services, we leverage our procurement management expertise and apply technology and scaled solutions to allow our customers to maintain focus on their core business while realizing additional cost savings. We reduce costs and create operational efficiencies for thousands of acute care hospitals, ambulatory care facilities, physician practices and other healthcare providers in the U.S. We operate under one reportable segment.

On August 15, 2008 TowerBrook Capital Partners (“TowerBrook”) acquired Broadlane (referred to herein as the “Transaction”) for $394.3 million, including fees and expenses. The purchase price was funded with a $140.0 million term loan, $62.5 million of senior subordinated notes and $191.8 million of equity. See Note 3, Mergers and Acquisitions.

As result of the Transaction, our consolidated results of operations and cash flows included in the accompanying consolidated statements of operations, changes in stockholder’s equity and cash flows for periods prior to August 15, 2008 are those of The Broadlane Group, Inc and are presented as the “Predecessor” periods. Broadlane Intermediate Holdings, Inc. was formed in connection with the Transaction and the common stock of The Broadlane Group, Inc. was contributed to Broadlane Intermediate Holdings, Inc. Our consolidated financial position, results of operations and cash flows included in the accompanying consolidated statement of financial position, statements of operations, changes in stockholder’s equity and cash flows for periods after August 15, 2008 are those of Broadlane Intermediate Holdings, Inc. and are presented as the “Successor” periods. The consolidated financial information for the Successor periods is presented on a different cost basis than that for the Predecessor periods and, therefore, is not comparable.

Broadlane is headquartered in Dallas, Texas and has offices in California, Michigan, New York, Ohio, and Texas.
(2)	Summary of Significant Accounting Policies
(a)	Basis of Presentation

The consolidated financial statements include the accounts of Broadlane and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

(b)	Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with the current year presentation.

(c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the consolidated

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
financial statements and accompanying notes. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

(d)	Subsequent Events

We have evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through September 30, 2010, the day the financial statements were available to be issued. Refer to Note 16, Subsequent Events.

(e)	Cash and Cash Equivalents

We consider all highly liquid securities with maturities at the date of purchase of three months or less to be cash equivalents.

(f)	Financial Instruments and Concentration of Credit Risk

The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Financial instruments that expose us to concentrations of credit risk consist primarily of accounts receivable. Although this concentration could affect our overall exposure to credit risk, we believe that the risk is minimal since the majority of our business is conducted with major companies in the healthcare industry.

(g)	Property and Equipment

Property and equipment consists primarily of furniture and fixtures, office and computer equipment, and leasehold improvements related to the offices in Dallas, Texas and Oakland, California. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or for leasehold improvements, the term of the lease, if shorter.

When property is fully depreciated, retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated results of operations.

Repairs and maintenance costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.

Estimated useful lives by major asset category are below:

Estimated
Category	Useful Life

Furniture and fixtures	5-7 years
Office and computer equipment	3-7 years
Leasehold improvements	3-15 years
(h)	Capitalized Software Costs

Costs associated with the acquisition or development of software for internal use are capitalized based on the guidance provided by FASB ASC 350-40, Internal-Use Software. Capitalized costs are amortized over an estimated life of three years. A subsequent addition, modification or upgrade to internal-use software is
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BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
capitalized only to the extent that it enables the software to perform a task it previously did not perform. Software maintenance and training costs are expensed as incurred.

(i)	Goodwill and Intangible Assets

Goodwill represents the excess of acquisition costs over the fair value of identifiable net assets acquired in business combinations treated as purchase transactions. We have recorded goodwill related to the August 15, 2008 Transaction and the November 3, 2009 acquisition of Healthcare Performance Partners. See Note 3, Mergers and Acquisitions.

We have an indefinite-lived intangible asset related to the Broadlane trade name and definite-lived intangible assets related to The Preference Group and Workforce Management trade names, our favorable leaseholds, our manufacturer and distributor contracts and our customer network, all of which are included in intangible assets on our consolidated balance sheets.

See Note 6, Goodwill and Intangible Assets, for information regarding goodwill and intangible asset valuation.

(j)	Impairment

Definite-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. In cases where cash flows cannot be associated with individual assets, assets are grouped together in order to associate cash flows with the asset group. If such assets or asset groups are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. We estimate the fair value of the reporting unit using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses.

The impairment test for the indefinite-lived trade name involves comparing the fair value to its carrying amount. The fair value is derived based on a discounted cash flow model (relief from royalty approach), using assumptions about revenue growth rates, royalty rates, the appropriate discount rates relative to risk and estimates of terminal values.

We conduct the annual impairment test as of July 31 of each year, and have determined there to be no impairment for any of the periods presented. There were no events or circumstances from the date of the assessment through December 31, 2009 that required reassessment.

(k)	Derivative Financial Instruments

We account for derivative activities under the provisions of FASB ASC 815, Derivatives and Hedging. This topic establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. It requires that changes in the
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BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We use derivative instruments to manage the interest rate risk associated with our senior term loan. Cash flows related to interest payments are reflected in operating activities in our consolidated statements of cash flows. We have not applied hedge accounting to this instrument, and as a result all changes in the market value of this derivative are recognized currently in our consolidated results of operations.

(l)	Income Taxes

We account for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

(m)	Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, collectability is reasonably assured, and when the earnings are fixed or determinable.

Suppliers that are members of our group purchasing network pay us an administrative fee based on the amount of purchases made by healthcare providers who purchase from our contracts. Administrative fees are recognized as revenue in the period purchase information is received from the suppliers. Information on the amount of contract purchases often becomes available subsequent to the period in which the purchases were made. Consequently, as of the end of any reporting period, an indeterminable amount of administrative fees have been earned that do not qualify for revenue recognition.

We recognize revenue upon the receipt of supplier sales reports as this reporting proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Our customer and vendor contracts substantiate persuasive evidence of an arrangement.

In certain situations, our supplier agreements allow our customers to return goods purchased under our contracts based on the suppliers return policy. These returns result in a refund of previously reported administrative fees. Our customers provide us with sufficient purchase and return data to establish and maintain an administrative fee refund reserve related to reported and recognized administrative fees. We follow the guidance provided by Staff Accounting Bulletin No. 104 (“SAB 104”) to establish and record the administrative fee refund reserve. Specifically we considered the following criteria:
•	The estimates of refunded fees are made for a large pool of homogeneous items with similar characteristics

•	Reliable estimates of the expected returns can be made on a timely basis

•	There is sufficient company-specific historical basis upon which to estimate the returns and we believe such historical experience is predictive of future events

•	The amount of administrative fees reported are fixed, other than the customer’s right of return
Under certain customer agreements, we rebate a portion of the administrative fees back to our customers based on their purchases. Revenue in the accompanying consolidated financial statements is shown net of these
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BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
offeror rebates because we do not originate price, take title, or assume risk of loss for product purchases, and do not bear any credit risk that exists between suppliers and customers.
We have a select number of customer agreements in which the customer pays a management fee for services and we rebate all of the administrative fees back to the customer, with the exception of a limited number of specialty categories where we retain the administrative fee. Revenue from management fee agreements is recognized on a straight-line basis as services are provided.

We enter into fixed-price and time-and-expenses contracts to provide outsourced contracting, procurement, and implementation services. Revenue under time-and-expenses contracts is based on fixed billable rates for hours delivered plus reimbursable costs. Revenue under fixed-price contracts is recognized on a straight-line basis as services are provided over the term of the agreement.

We earn transaction fees from suppliers for the transmission of purchase orders through our proprietary electronic exchange. These fees are typically based on a percentage of transmitted volume or on the number of orders transmitted. Transaction fee revenue is recognized as the transactions occur.

Fees that are contingent on cost savings to be realized by the customer are recognized as revenue only once the cost savings have been realized and the amount of revenue can be determined.

(n)	Equity-Based Compensation

We account for equity-based compensation issued to employees and non-employee directors, for their services as directors, in accordance with the provisions of FASB ASC 718, Compensation – Stock Compensation. Under the provisions of this topic, equity-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including volatility and expected option life. If any of the assumptions used in the Black-Scholes model change significantly, equity-based compensation may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience.

(o)	Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162, (FASB Accounting Standards Codification 105, Generally Accepted Accounting Principles). This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The adoption of this standard did not have an impact on our consolidated financial statements, other than the manner of referencing accounting literature.

FASB ASC 855, Subsequent Events, was issued in May 2009. This standard is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the
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BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this standard, which is effective for periods ending after June 15, 2009, we have evaluated subsequent events for accounting and disclosure through September 30, 2010, the day the financial statements were available to be issued — see Note 16, Subsequent Events.
In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Measuring Liabilities at Fair Value. ASU 2009-05 applies to all entities that measure fair value within the scope of FASB ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods:
1)	A valuation technique that uses:
a.	The quoted price of the identical liability when traded as an asset.

b.	Quoted prices for similar liabilities or similar liabilities when traded as assets.
2)	Another valuation technique that is consistent with the principles of ASC 820 (e.g. an income approach or market approach).
ASU 2009-05 clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in ASU 2009-05 is effective for the first reporting period beginning after issuance. The adoption of ASU 2009-05 did not have a material effect on our consolidated financial condition or results of operations.
In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available we may now estimate the proportion of the selling price attributable to each deliverable. We do not anticipate the adoption of ASU 2009-13 to have a material impact on our consolidated financial condition or results of operations.
In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or non-recurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 did not have a material impact on our consolidated financial statements.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
(3)	Mergers and Acquisitions
We entered into an Agreement and Plan of Merger on June 20, 2008 with Broadlane Holdings, LLC (the “Parent Company”), an entity affiliated with TowerBrook. TowerBrook is a private equity firm with offices in New York and London and focuses on making investments in North American and European companies.
On August 15, 2008, upon approval and adoption by stockholders and as the other closing conditions of the Merger Agreement were satisfied or waived, Bondi Merger Sub, Inc., a wholly-owned subsidiary of the Parent Company created in contemplation of the Parent Company’s acquisition of Broadlane, Inc. (the “Merger Sub”), was merged with and into Broadlane. Broadlane, Inc. is treated as the surviving corporation and became a wholly-owned subsidiary of the Parent Company. Prior to the merger, the Merger Sub had no independent assets or operations.
As consideration for acquiring Broadlane, TowerBrook arranged to pay $373.8 million to persons holding (a) shares of preferred stock, (b) shares of common stock, and (c) options to acquire common stock of Broadlane that were “in-the-money.” Holders of options to buy common stock that were “out-of-the-money,” because they have an exercise price per share higher than the per share merger consideration, did not receive any consideration in exchange for cancellation of their options.
The purchase price was allocated as follows (dollars in thousands):

Purchase price calculation:
Cash paid in exchange for equity interests	$373,757
Contribution of equity from previous investors	11,110
Transaction costs	9,452

Total purchase price	$394,319

Allocation of purchase price:
Current assets	$91,005
Property and equipment	11,378
Software	15,661
Intangible assets	211,980
Goodwill	185,933
Other non-current assets	6,077
Current liabilities	(49,607)
Non-current liabilities	(78,108)

Total purchase price allocated	$394,319

The Transaction was treated as a purchase and a new basis of accounting was established on August 16, 2008. We have reflected all applicable purchase accounting adjustments in the consolidated financial statements using the push-down basis of purchase accounting. The closing balances as of August 15, 2008 effectively represent the opening balances as of August 16, 2008. Our consolidated financial position, results of operations and cash flows prior to the transaction are presented as “Predecessor” periods through August 15, 2008. Our consolidated financial position, results
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
of operations and cash flows thereafter are presented as the “Successor” period commencing on August 16, 2008. Our fiscal year-end continues to be December 31.
We obtained a third party valuation to support the fair value of certain identifiable intangible assets as of August 15, 2008. The fair values of the intangible assets valued as of August 15, 2008 are as follows (dollars in thousands):

		Estimated
	Fair Value	Life (in Years)

Favorable leaseholds	$350	2 - 4 years
Broadlane trade name	22,460	Indefinite
Workforce Management trade name	700	10 years
The Preference Group trade name	200	10 years
Manufacturer and distributor contracts	99,390	10 years
Customer network	88,880	15 years

Total identifiable intangible assets	$211,980

On November 3, 2009, Broadlane acquired 100% of Healthcare Performance Partners, LLC (“HPP”), a leading boutique consulting firm based in Nashville, Tennessee, offering clinical and administrative solutions through lean healthcare and six sigma consulting services, training and tools, for consideration of $1.1 million, 76,923 Series A Preferred Units of Broadlane Holdings, LLC, valued at approximately $0.1 million, and contingent consideration based on future earnings targets, estimated at approximately $0.4 million. HPP’s offerings complement our strategy of helping clients reduce costs and improve operating efficiencies, and serve to further differentiate us from our competitors. The acquisition did not violate any of the loan covenants under our senior term loan, senior subordinated notes, or revolving line of credit referred to in Note 9, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business are included in our consolidated operations subsequent to the date of acquisition.
The purchase price for the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Included in this acquisition is goodwill of approximately $1.3 million. As the acquisition is not considered significant, pro forma and purchase price allocation financial information are not presented.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
(4)	Property and Equipment
Property and equipment, at cost, consisted of the following (dollars in thousands):

	December 31,
	2009	2008
Furniture and fixtures	$1,136	$985
Office and computer equipment	9,857	6,808
Leasehold improvements	4,353	4,215

	15,346	12,008

Less accumulated depreciation and amortization	(5,265)	(1,479)

Property and equipment, net	$10,081	$10,529

Depreciation and amortization expense for property and equipment was approximately $3.8 million for the year ended December 31, 2009, $1.5 million for the period August 16, 2008 to December 31, 2008, $2.6 million for the period January 1, 2008 to August 15, 2008, and $3.2 million for the year ended December 31, 2007.
(5)	Software and Web Site Development
Software and web site development consists of certain capitalized costs related to the following:
•	Broadlane’s enterprise resource planning (ERP) system,

•	Software applications to improve the operational efficiency and functionality of Contract Management System (CMS),

•	Broadlane’s proprietary “procure-to-pay” solution (P2P), a requisitioning and procurement application supporting centralized purchasing services,

•	OnRamp® client portal,

•	Cost analysis software program, and

•	wfxtm Workforce Exchange, a labor application that assists clients in the management and tracking of both full-time and temporary clinical labor

•	Broadlane’s data console, a platform for primarily mid-market client supply chain decision-making
Amortization expense for software and web site development was approximately $5.3 million for the year ended December 31, 2009, $1.8 million for the period from August 16, 2008 to December 31, 2008, $4.5 million for the period from January 1, 2008 to August 15, 2008 and $5.9 million for the year ended December 31, 2007.
(6)	Goodwill and Intangible Assets
As a result of the Transaction referred to in Note 3, Mergers and Acquisitions, we engaged an external third party to assist us in valuing our intangible assets acquired as of August 15, 2008. A total of $212.0 million was assigned to the separately identifiable intangible assets and residual goodwill of $185.9 million was recorded. The assets are amortized over their estimated lives, except for the Broadlane trade name and goodwill, both of which have indefinite lives.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
The changes in the carrying amount of goodwill were as follows in 2009 and 2008 (in thousands):

Balance, December 31, 2007	$—
Acquisition	185,933
Adjustment for uncertain tax positions	(822)
Backlog revenue adjustment (1)	(39)
Tax adjustment	14

Balance, December 31, 2008	185,086
Return of purchase price from escrow	(2,991)
Backlog revenue adjustment (1)	(889)
Tax adjustment	584
Acquisition	1,330

Balance, December 31, 2009	$183,120

(1)	Represents fees collected for revenue earned prior to the Transaction date. The revenue associated with these fees is not deemed revenue of the Successor as no legal performance obligation is assumed by the Successor.
Intangible assets consist of the following (dollars in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

Favorable leaseholds	$350	$(130)	$350	$(36)
Broadlane trade name	22,460	—	22,460	—
Workforce Management trade name	700	(96)	700	(26)
The Preference Group trade name	200	(28)	200	(8)
Manufacturer and distributor contracts	99,390	(13,690)	99,390	(3,754)
Customer network	88,880	(8,162)	88,880	(2,238)

Totals	$211,980	$(22,106)	$211,980	$(6,062)

(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
We recorded amortization expense in relation to these intangible assets of $16.0 million for the year ended December 31, 2009, $6.1 million for the period from August 16, 2008 to December 31, 2008, $1.1 million for the period from January 1, 2008 to August 15, 2008 and $1.7 million for the year ended December 31, 2007. The following table presents the estimated future amortization expense for these intangible assets as of December 31, 2009 (dollars in thousands):

2010	$16,045
2011	16,045
2012	15,982
2013	15,950
2014	15,950
Thereafter	87,442

Total	$167,414

(7)	Related Party Transactions
Prior to the August 15, 2008 Transaction discussed in Note 3, Mergers and Acquisitions, Tenet Healthcare Corporation (“Tenet”) owned approximately 48% of our outstanding stock, and as a result, Tenet was considered a related party. Transactions with Tenet prior to August 16, 2008 are reflected as transactions with an “Affiliate” on the consolidated statements of operations. Subsequent to August 16, 2008, Tenet is no longer considered a related party. We entered into the following agreements with Tenet prior to August 16, 2008.
(a)	Management Outsourcing Agreement

Tenet retained us to manage certain functions of its corporate materials management program. Tenet also appointed us as its exclusive contracting representative and group purchasing organization. These services are being provided pursuant to an agreement, as amended, which was originally entered into on December 9, 1999 for a 10-year term. Under this agreement, we recognized administrative fee revenue of approximately $11.4 million for the seven-and-a-half months ended August 15, 2008 and $18.2 million for the year ended December 31, 2007.

(b)	Other Services Agreements

During 2002, we entered into multiple consulting agreements with Tenet in which we provided diagnostic, sourcing, and implementation services in the area of temporary nurse staffing. For services rendered, we recognized approximately $2.6 million for the seven-and-a-half months ended August 15, 2008 and $4.1 million for the year ended December 31, 2007.

Since 2003, we entered into various other consulting agreements with Tenet, under which we provided additional diagnostic and contracting support in an effort to lower Tenet’s operating expenses in both supplies and through specialized procedural improvements, pharmacy cost management, and in non-traditional areas. We are paid for consulting services and in some cases can also earn performance fees based on cost savings resulting from these initiatives. For services rendered, we recognized $1.1 million for the seven-and-a-half months ended August 15, 2008 and $1.7 million for the year ended December 31, 2007.

(c)	Office Lease Guarantees

Tenet has guaranteed our office building lease in San Francisco for the original terms through May 2010. The remaining minimum lease payments for this lease total approximately $0.7 million. This agreement was entered into on December 9, 1999, and is for a 10-year term.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
(d)	Shared Services

From our inception in December 1999 until June 27, 2003, we were a majority-owned subsidiary of Tenet. During this time, we reimbursed Tenet for the incremental cost of all shared services and recognized that amount as expense. However, some services that we received, such as insurance coverage, participation in Tenet’s 401(k) plan, and use of an accounting software license, had no incremental cost. These services are considered to be contributed services for the year ended December 31, 2007. Effective January 1, 2008, we reimbursed Tenet for all shared services and there were no services considered to be contributed services. We recognized $69 thousand in contributed services from Tenet for the year ended December 31, 2007. The 2007 contributed services have been recorded as expenses in the accompanying consolidated statements of operations and since we were not required to pay Tenet, these amounts are also recorded as additional contributed capital.

(e)	Revenues Generated from Other Entities with Stockholder Representation

Prior to the Transaction, certain stockholders owning an aggregate of 16.7% of our stock were also healthcare provider organizations that had customer contracts with us. Stock ownership by these organizations was not contingent upon the customer agreements nor upon the services rendered and resulting consideration paid for services. We recognized revenues of approximately $17.6 million for the seven-and-a-half months ended August 15, 2008 and $27.3 million for the year ended December 31, 2007, related to services provided to these customers and administrative fees earned from suppliers as a result of these customers’ purchase activity. Pursuant to the Transaction, two of these healthcare providers continue to be equity holders, owning approximately 3% of total equity.

(f)	Activity Related to the Company’s Stock Option and Purchase Plan

In 2000, we sold 4,262,518 shares of common stock at $1.45 per share to officers and other employees of Tenet according to the 2000 Senior Executive Stock Purchase Plan. Also in 2000, we granted option of 762,473 shares of our common stock at an exercise price of $1.45 to officer and other employees of Tenet in return for services provided by Tenet employees to the Company. Pursuant to the Transaction, all options, including those held by former Tenet employees, have been cancelled as of August 16, 2008.
As a result of the Transaction, TowerBrook owns approximately 94% of the Parent Company’s outstanding equity units, and as a result, is considered a related party. On August 15, 2008 we entered into a six-year subordinated note agreement with TowerBrook. Refer to Note 9, Debt, for a description of the terms of the subordinated notes. The subordinated notes bear interest at 14%, including 12% basic interest and 2% paid-in-kind interest. The outstanding balance on the subordinated notes (net of a $2.5 and $4.7 million discount as of December 31, 2009 and December 31, 2008, respectively) was $40.0 and $58.3 million, as of December 31, 2009 and December 31, 2008, respectively. The related accrued interest was $2.4 and $2.8 million as of December 31, 2009 and December 31, 2008, respectively.
(8)	Lease Obligations
Total rent expense for all operating leases was approximately $4.8 million for the year ended December 31, 2009, $1.8 million for the period from August 16, 2008 to December 31, 2008, $2.7 million for the period from January 1, 2008 to August 15, 2008 and $4.5 million for the year ended December 31, 2007.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
We have several non-cancelable operating leases, primarily for the San Francisco and Dallas offices. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2009 (dollars in thousands):

2010	$5,585
2011	4,677
2012	1,566
2013	16

Total	$11,844

In connection with the decision to move the Broadlane headquarters from San Francisco to Dallas, the related San Francisco office space was subleased. The sublease agreement commenced on December 1, 2006 with a termination date of May 31, 2010, which is coterminous with the master lease.
Due to the decrease in market lease rates since we signed the master lease in October 2000, we recorded a loss on sublease for the difference between remaining rents and estimated operating costs in November 2006. The loss related to rent and operating costs is discounted to its present value, and interest expense recorded over the remaining term of the lease.
Consequent to the lease loss expense, we established a lease loss reserve liability. This liability will be depleted until the termination date of May 31, 2010 by the continuing lease and operating expenses, net of sublease receipts.
(9)	Debt
On August 15, 2008, we entered into a five-year term loan agreement with Jefferies Finance LLC (administrative agent) and a syndicate of commercial banks whereby we may borrow up to $140.0 million in a senior term loan and $13.0 million in a revolving line of credit. The senior term loan and the revolving line of credit were obtained to finance the Transaction discussed in Note 3, Mergers and Acquisitions, and are secured by essentially all of our assets. The costs related to the issuance of the senior term loan and revolving line of credit were $7.1 million. These costs are recorded as deferred financing costs and are being amortized over the term of the credit agreement. For the year ended December 31, 2009, we recognized approximately $1.5 million related to amortization of these deferred financing costs. For the period from August 16 to December 31, 2008, we recognized approximately $0.6 million related to amortization of these deferred financing costs.
We also entered into a six-year senior subordinated note agreement on August 15, 2008 with TowerBrook (administrative agent) whereby we may borrow up to $62.5 million. The senior subordinated notes were also obtained to finance the acquisition. The notes are guaranteed by us and each of our subsidiaries. The discount on the senior subordinated notes is $5.0 million and has been recorded as a reduction to the carrying amount of the senior subordinated notes. The costs related to the issuance of the notes were $1.5 million. The issuance costs are recorded as deferred financing costs and are being amortized over the term of the note agreement. For the year ended December 31, 2009, we recognized approximately $0.8 million related to amortization of the debt discount and $0.2 million related to the amortization of deferred financing costs. For the four-and-a-half months ended December 31, 2008, we recognized approximately $0.3 million related to amortization of the debt discount and $0.1 million related to the amortization of deferred financing costs.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
The table below summarizes the debt agreements (dollars in thousands):

	Outstanding at	Outstanding at
	December 31,	December 31,	Maturity dates
	2009	2008	(fiscal year)	Interest rates
Senior term loan	$128,600	$139,650	2013	LIBOR* rate plus applicable margin (a) (5.25%) (b)

Senior subordinated notes	40,021	58,287	2014	(i) Basic interest rate - 12% on principal amount
(net of $2,520 and $4,685 discount, respectively)				(ii) PIK (c) interest rate - 2% on principal amount

Revolving line of credit	—	—	2013	LIBOR* rate plus applicable margin (a) (5.25%) (b)

*	The greater of London Interbank Offered Rate (“LIBOR”) or 3.25%. As of December 31, 2009 the applicable rate is 3.25%.

(a)	Applicable margin is based on total leverage ratio

(b)	If the total leverage ratio is greater than or equal to 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 5.25%

If the total leverage ratio is less than 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 4.75% Broadlane’s applicable margin at December 31, 2009 is 5.25%

(c)	Paid-in-kind interest rate (PIK)
Per the terms of the loan agreement, the mandatory principal payments on the senior term loan are made each March 31, June 30, September 30, and December 31 for the period from December 31, 2008 through and including March 31, 2013. However, in November 2009 we made a $10.0 million prepayment on the term loan, and as a result the remaining quarterly amortization payments were eliminated. Upon maturity, we will be required to pay any outstanding principal amount. As a result of the partial extinguishment, we recognized a loss of $0.4 million related to the write-off of related deferred financing costs.

An excess cash flow based principal payment will be paid 125 days after the end of the calendar year starting with the year ending December 31, 2009. As of December 31, 2009 this payment is estimated to be $0.4 million. As a result, $0.4 million of the senior term loan balance has been classified as short-term on our consolidated balance sheets as of December 31, 2009. Any remaining outstanding principal amount is due on the maturity date. The interest payments on the senior term loan are made on February 15, May 15, August 15 and November 15 each year for the term of the loan.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
There are no mandatory principal payments on the senior subordinated notes until the maturity date. We have the right to repay all or a portion of the notes outstanding by payment of the percentage of the principal amount of the notes outstanding together with accrued interest on the principal amount of the notes outstanding to the date of such repayment according to the following chart:

Price
Twelve-month period ending on August 15, in the year:
2009	105.0%
2010	104.0%
2011	103.0%
2012	102.0%
2013 and thereafter	100.0%
In October 2009, we made a $21.6 million prepayment on the senior subordinated notes and paid a 4% premium, or $0.9 million. We recognized as a loss on extinguishment of debt of $2.7 million on our consolidated statements of operations for the year ended December 31, 2009 as a result of the premium and write-off of related debt discount and deferred financing costs.

The interest payments on the senior subordinated notes are due semi-annually on the third business day of January and July of each year.
(a)	Loan Covenants

The 2008 senior term loan, senior subordinated notes, and revolving line of credit contain affirmative, negative and financial covenants which among other requirements, prohibit (i) certain types of investments and (ii) the payment of more than $1.0 million of dividends per year for the senior term loan and revolving line of credit and $1.2 million per year for the senior subordinated notes.

(b)	Financial Ratios and Default Provisions

We are required to satisfy certain financial requirements as long as the senior term loan, revolving line of credit, and senior subordinated notes are outstanding:

Our total leverage ratio, which is defined as the ratio of consolidated indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), must not be more than 5.0 to 1.0 for the senior term loan and revolving line of credit and 5.75 to 1.00 for the senior subordinated notes for the period from August 16, 2008 to June 30, 2010.

Our fixed charge ratio, which is defined as the ratio of EBITDA minus (i) capital expenditures, (ii) cash payment of taxes, and (iii) cash dividends to holdings, to consolidated fixed charges, which is defined as the sum of cash interest expense and payment of indebtedness, must not be less than 1.20 to 1.00 for the senior term loan and revolving line of credit and 1.00 to 1.00 for the senior subordinated notes for the period from July 1, 2009 to June 30, 2010.

Our capital expenditures must not be more than $13.5 million for the senior term loan and revolving line of credit and $15.5 million for the senior subordinated notes for the year ended December 31, 2009.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
Additionally, the senior term loan and revolving line of credit are subject to certain default provisions, including nonpayment of principal, interest, or fees when due, failure to comply with certain covenants, or the occurrence of a material adverse change in operations, business, properties, liabilities, or condition (financial or otherwise). In the event of default, the remedies include acceleration of unpaid principal, accrued interest, and other unpaid fees.

As of December 31, 2009, we believe we were in compliance with all debt covenants.
(10)	Derivative Financial Instrument
We entered into a floating-to-fixed rate LIBOR-based interest rate swap, effective November 15, 2008, for a notional amount of $100 million of the senior term loan debt, with a maturity date of November 15, 2011, to manage risk associated with the variable rate of that debt. We receive three-month floating LIBOR interest payments from our creditor counterparty. Settlement payments are then made quarterly between us and the counterparty for the differences between the three-month floating LIBOR rates and our contracted fixed rates. The swap does not hedge the applicable margin that the counterparty charges on our indebtedness in addition to LIBOR (5.25% as of December 31, 2009).

The fair value of the swap was recorded as a liability of $3.3 and $4.1 million on December 31, 2009 and December 31, 2008, respectively. The corresponding changes in the fair value were recorded as a gain of $0.8 million and loss of $4.1 million on interest rate swap in our consolidated statement of operations for the years ended December 31, 2009 and 2008, respectively.
(11)	Fair Value Measurements
Effective January 1, 2008, we adopted FASB ASC 820, Fair Value Measurements and Disclosures, which among other things, requires enhanced disclosures about assets and liabilities carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which include multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset.

FASB ASC 820 does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among techniques. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:
Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the reporting date. As of December 31, 2009 and December 31, 2008, we have no Level 1 measurements.
Level 2 — Pricing inputs are other than quoted prices in active markets included in either Level 1, which are directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivative is valued using inputs based on observable market data and the liability is therefore categorized in Level 2.
Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value. As of December 31, 2009 and December 31, 2008, we have no Level 3 measurements.
We use a market approach for our fair value measurements and endeavor to use the best information available. Accordingly, valuation techniques that maximize the use of observable impacts are favored. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value, on a recurring basis (in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Fair Value	Carrying	Fair Value
	value	(Level 2)	value	(Level 2)

Interest rate swap liability	$3,329	3,329	$4,085	4,085
This item is classified in its entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. Our derivative in Level 2 is measured at fair value with a market approach using third-party pricing services which have been corroborated with data from active markets or broker quotes.

The following table presents the estimated carrying and fair values for financial instruments that are not measured at fair value on a recurring basis (in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Fair Value	Carrying	Fair Value
	value	(Level 2)	value	(Level 2)
Senior term loan(1)	$128,600	108,966	$139,650	139,650

Senior subordinated notes, related party(2)	$40,021	40,021	$58,287	58,287

(1)	The fair value of our senior term loan is estimated based on the current rate available to us. The difference between the fair value of our senior term loan and its carrying value is due to the rate available at December 31, 2009 being lower than the interest rate on our debt obligation at that date.

(2)	The difference between market interest rate and the rate in existence on our senior subordinated debt is assumed to represent the premium paid for such debt being unsecured plus a size risk premium. As such, the carrying value approximates the fair value.
(12)	Discontinued Operations
In November 2004, we acquired substantially all of the assets of National Oncology Alliance, Inc. (“NOA”). NOA is a group purchasing organization serving the medical oncology community by providing members with access to
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
pharmaceutical products and clinical and business programs. In December 2005, we divested substantially all of the assets of our NOA subsidiary. Consequently, we have reported NOA as discontinued operations in the accompanying consolidated financial statements. Income from discontinued operations of $0.7 million was recognized during the year ended December 31, 2007.
(13)	Employee Benefit Plans
2008 Senior Executive Equity Plan

On October 14, 2008, the Parent Company adopted its Senior Executive Equity Plan (the “Senior Plan”) for senior executives and directors of Broadlane to provide a means to motivate, attract and retain the services of such individuals in order to promote the success of Broadlane. The Senior Plan reserved 26,671,476 Class A and Class B Common Units of the Parent Company, Broadlane Holdings, LLC, in the aggregate for issuance directly as equity awards. The Class A Common Units are voting units and the Class B Common Units have no voting rights. Through December 31, 2009, the Parent Company has granted 25,355,123 Class B Common Units to employees and directors of Broadlane. Compensation cost related to these awards is reflected in general and administrative expenses on our consolidated statements of operations. During 2009, 7,452,733 units were forfeited as a result of employee turnover. At December 31, 2009, 8,769,086 units were available under the Senior Plan for future issuance. Units granted under the Senior Plan typically vest one-quarter on the second, third and fourth anniversary dates of the reference date or August 15, 2008, with the remaining one-quarter vesting in the event of a public offering or sale of the company.

2008 Omnibus Incentive Plan

Prior to August 15, 2008, we granted stock-based awards pursuant to the Broadlane, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) as approved by our stockholders on March 7, 2008. The Omnibus Plan was terminated as a result of the Transaction, discussed in Note 3, Mergers and Acquisitions.

2000 and 2004 Directors’ Stock Option Plans

Our 2000 Directors’ Stock Option Plan, adopted by the Board of Directors on May 24, 2000 and approved by our stockholders on May 7, 2001 (the 2000 Plan), and our 2004 Directors’ Incentive Plan, adopted by the Board of Directors on December 1, 2003 and approved by our stockholders on December 18, 2003, as amended and adopted by the Board of Directors on March 7, 2008 (the 2004 Plan) provided for the granting of stock options to our eligible directors. Grants under the 2004 Plan were non-discretionary and consisted of options to purchase 30,000 shares at the fair value of a share on the day that the director joined our board, options to purchase 15,000 shares on the date of each annual shareholders’ meeting thereafter and options to purchase shares converted from retainer fees and meeting fees. The 2000 Plan and 2004 Plan were terminated as a result of the Transaction.

We recorded equity-based compensation expense in connection with the above plans of $0.6 million for the year ended December 31, 2009. No equity-based compensation expense was recorded for the four-and-a-half months ended December 31, 2008. We recorded $6.9 million for the seven-and-a-half months ended August 15, 2008 and $2.7 million for the year ended December 31, 2007.

The fair value of the equity awards granted under the Senior Plan (Successor awards) has been estimated as of the date of each grant and the value of the awards is based on the fair value of the underlying equity. We established the fair value of the underlying equity by using a Black-Scholes model that incorporates the enterprise value of Broadlane Holdings, LLC. Within this model, the aggregate and per-share value of the classes are determined and allocated to the Class A and Class B Common Units. The fair value of the option grants prior to the Transaction (Predecessor grants) has
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
been estimated as of the date of each grant using the Black-Scholes option-pricing model. The assumptions used to estimate the fair value of the grants are shown in the table below. All Predecessor options were cancelled pursuant to the Transaction on August 15, 2008.

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Expected volatility	27%	27%	50%	50%
Risk-free interest rate	1.87% - 2.66%	2.83%	2.80%	4.51% - 4.86%
Expected life	4.5 years	4.5 years	6 years	6 years
Expected dividend yield	0%	0%	0%	0%
Since we are privately-held, our historical volatility is not measurable. As such, volatility is estimated after considering volatility of publicly traded companies that are believed to be comparable with us.

The following table summarizes Predecessor grant activity for the period from January 1 to August 15, 2008, and the year ended December 31, 2007:

		Weighted average	Aggregate
		exercise price	intrinsic value	Weighted average
	Options	per share	(in millions)	remaining life

Outstanding at December 31, 2006	10,401,847	$4.27

Granted	611,823	10.53
Exercised	(86,101)	1.99
Forfeited	(885,213)	4.26
Expired	—	—

Outstanding at December 31, 2007	10,042,356	$4.23

Granted	1,210,543	6.94
Exercised	(310,699)	4.12
Forfeited	(629,516)	4.81
Expired	—	—

Outstanding at August 15, 2008	10,312,684	$4.52	$52.4	4.54 years

(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
As a result of the Transaction discussed in Note 3, all unvested stock options immediately vested and all unrecognized stock compensation expense was charged to operations. All stock options have been cancelled as of August 15, 2008.

The following table summarizes Successor award activity for the year ended December 31, 2009 and for the period from August 15 to December 31, 2008:

		Weighted average
		grant date fair
	Common Units	value per unit

Outstanding at August 16, 2008	—	$—

Granted	19,042,323	0.09
Forfeited	—	—

Outstanding at December 31, 2008	19,042,323	$0.09

Granted	6,312,800	0.08
Forfeited	(7,452,733)	0.09

Outstanding at December 31, 2009	17,902,390	$0.09

(14)	Income Taxes
Income tax expense/(benefit) for the year ended December 31, 2009, the periods August 16, 2008 to December 31, 2008, January 1, 2008 to August 15, 2008, and the year ended December 31, 2007 consists of the following (dollars in thousands):

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Current income tax expense/(benefit):
Federal	$2,899	$722	$(1,840)	$10,203
State	1,038	352	204	874

	3,937	1,074	(1,636)	11,077

Deferred income tax expense/(benefit):
Federal	(4,722)	(8,274)	2,748	648
State	(232)	(518)	200	116

	(4,954)	(8,792)	2,948	764

Income tax expense/(benefit)	$(1,017)	$(7,718)	$1,312	$11,841

(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% in the year ended December 31, 2009, the periods August 16, 2008 to December 31, 2008, January 1, 2008 to August 15, 2008, and the year ended December 31, 2007 as shown in the following table (dollars in thousands):

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

Tax provision at statutory federal rate	$(1,708)	$(7,587)	$(55)	$10,411
State and local income taxes, net of federal benefit	312	(206)	674	219
Non-deductible meals and entertainment	163	74	85	134
Non-deductible stock option forfeitures	—	—	188	686
Non-deductible Transaction expenses	—	—	2,522	—
Benefit of disqualification of ISO’s	—	—	(2,109)	—
Non-deductible equity compensation	213	—	—	—
Other non-deductible expenses	3	1	7	391

Income tax expense/(benefit)	$(1,017)	$(7,718)	$1,312	$11,841

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (dollars in thousands):

	December 31
	2009	2008

Deferred tax assets:
Revenue recognized for tax purposes in excess of revenue for financial reporting purposes	$6,511	$7,551
Derivative financial instrument, principally due to differences in basis for tax and financial reporting purposes	1,198	1,471
Property and equipment, principally due to differences in depreciation	965	1,729
Other	829	1,014

Total deferred tax assets	9,503	11,765

Deferred tax liabilities:
Intangible assets, principally due to differences in amortization	(65,754)	(71,101)

Total deferred tax liabilities	(65,754)	(71,101)

Net deferred tax liabilities	$(56,251)	$(59,336)

We believe it is more likely than not we will generate sufficient taxable income in the future to fully recover our deferred tax assets.

Effective January 1, 2007 we adopted FASB ASC 740-10-25 (formerly FIN 48), which prescribes a comprehensive method for recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
taken in income tax returns. We engaged an independent third party to assist in the identification and subsequent measurement of our tax positions.

The cumulative effect of adopting FASB ASC 740-10-25 resulted in no adjustment to the opening balance of retained earnings. We believe the material tax positions meet the criteria of FASB ASC 740-10-25 for the recognition of benefits and no adjustment was necessary upon implementation.

Interest and penalty expenses are recognized on estimated liabilities for uncertain tax positions in the period in which the uncertain tax position is taken. Our policy is to record interest on uncertain tax positions in interest expense and penalties are recorded in other operating expenses. No interest or penalty expense was accrued for uncertain tax positions upon the implementation of FASB ASC 740-10-25.

We had no unrecognized tax benefits as of December 31, 2007. We recorded $0.8 million as an unrecognized tax benefit for the year ended December 31, 2008. We accrued interest and penalties of $9 thousand for the year ended December 31, 2009.

In March 2007, the IRS completed its examination of our federal income tax return for the year ended December 31, 2004 with no changes to the reported tax. In January 2009, the IRS completed its examination of our federal income tax return for the year ended December 31, 2005, also with no changes to the reported tax. The IRS is in the process of reviewing our federal tax return for the Predecessor period ended August 15, 2008. We do not anticipate any changes to the reported tax. Tax years 2005 through 2008 are open and subject to examination by state income taxing authorities and the years 2006 through 2008 are open and subject to examination by federal income taxing authorities.
(15)	Claims, Lawsuits, and Other Legal Matters
In the ordinary course of business, we are subject to certain claims or lawsuits. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition or results of operations.
(16)	Subsequent Events
Refinancing

On February 5, 2010 we entered into a Restated Credit Agreement under our term loan, which among other things, (1) provided $51.4 million in new proceeds, (2) increased the capacity of the revolving line-of-credit by $2.0 million, (3) lowered the interest rate at the date of the amendment from the higher of LIBOR or 3.25% plus the applicable margin of 5.25% to the higher of LIBOR or 2% plus the applicable margin of 4% and (4) extends the scheduled maturity of the credit agreement to February 5, 2015. The Restated Credit Agreement requires quarterly amortization payments of $0.5 million to be made every March 31st, June 30th, September 30th, and December 31st, beginning June 30, 2010.

We used $44.7 million of the new proceeds to extinguish our senior subordinated notes, of which $0.4 million and $1.7 million, respectively, was applied to accrued interest and a 4% prepayment premium. We recorded a non-cash charge of approximately $3.2 million related to the write-off of the unamortized discount and unamortized debt issuance costs. The remaining $4.0 million in new proceeds and $3.2 million in operating cash were used to pay related fees and expenses and $2.4 million in accrued interest on the term loan. Approximately $1.9 million of those fees and expenses were deferred and will be amortized over the life of the agreement. In recording the total borrowings outstanding under the Restated Credit Agreement at fair value, we recorded a discount on the term loan of $2.7 million, which is reflected as a reduction to the carrying amount of the term loan.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Consolidated Financial Statements
As the changes to the credit agreement result in a substantial modification as defined by FASB ASC 470-50-40, we recorded a charge of approximately $6.8 million in the first quarter of 2010, related to fees and the write-off of the unamortized debt issuance costs, approximately $4.5 million of which is non-cash.

We are subject to the same loan covenants and default provisions under the Restated Credit Agreement. Our total leverage ratio must not be more than 4.5 to 1.0 for the period from February 5, 2010 to September 30, 2010. Our fixed charge ratio must not be less than 1.25 to 1.00 for the period from February 5, 2010 to December 31, 2010. Our capital expenditures must not be more than $11.5 million for the year ended December 31, 2010.

Acquisitions

On March 1, 2010, we acquired Symbio Solutions, Inc. (“Symbio”), a company specializing in workforce scheduling management, for consideration of $0.7 million. On April 30, 2010, we acquired 100% of Health Equipment Logistics and Planning, Inc. (“HELP”), a company specializing in equipment planning, procurement and equipment services for healthcare organizations, for consideration of $1.2 million. These acquisitions did not violate any of the loan covenants under our Restated Credit Agreement. Both transactions have been accounted for using the purchase method.

Derivative Financial Instrument

In anticipation of future increases in interest rates, we entered into a LIBOR-based rate cap agreement on April 30, 2010 for a notional amount of $100 million of the senior term loan debt. The effective date of the rate cap is set for November 15, 2011 and will expire February 15, 2013. The effective date of November 15, 2011 coincides with the maturity of our interest rate swap discussed in Note 10, Derivative Financial Instrument. The cap strike is set at 4% and we paid a premium of $0.4 million.

Entry into a Material Definitive Agreement

On September 14, 2010 Broadlane and Broadlane Holdings, LLC entered into a stock purchase agreement (the “purchase agreement”) with MedAssets, Inc. (“MedAssets”). The purchase agreement contemplates the purchase by MedAssets of all of the issued and outstanding shares of Broadlane for consideration of approximately $850 million, of which $725 million is payable in cash upon the closing and $125 million is payable in cash on or before January 4, 2012, subject to adjustment and to certain limitations.

This transaction is subject to customary closing conditions and regulatory approvals, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is anticipated to be completed within 60 to 90 days from the date of the stock purchase agreement.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,145	$31,703
Accounts receivable, net	11,881	10,843
Deferred income taxes, net	7,212	6,930
Prepaid income taxes	1,828	2,214
Prepaid expenses and other	3,033	3,650

Total current assets	72,099	55,340

Property and equipment at cost, net	7,312	10,081
Software and website development costs, less accumulated amortization of $12,023 and $7,128 at September 30, 2010 and December 31, 2009, respectively	18,756	16,827
Intangible assets, less accumulated amortization of $34,140 and $22,106 at September 30, 2010 and December 31, 2009, respectively	177,840	189,874
Goodwill	184,115	183,120
Deferred financing costs, net	2,130	5,506
Other	134	279

Total assets	$462,386	$461,027

Liabilities & Stockholder’s Equity
Current liabilities:
Accrued payroll and payroll taxes	$6,243	$3,882
Deferred revenue	915	413
Supplier and offeror rebates	24,448	22,115
Accounts payable and other accrued liabilities	12,070	10,778
Interest payable, related party	—	2,436
Current portion of senior term loan	10,228	410

Total current liabilities	53,904	40,034

Senior term loan, less current portion and net of discount of $2,340 at September 30, 2010 and $0 at December 31, 2009	166,532	128,190
Senior subordinated notes, related party, net of discount of $2,520 at December 31, 2009	—	40,021
Deferred income taxes, net	59,057	63,181
Interest rate swap liability	3,017	3,329
Other long-term liabilities	1,226	1,605

Total liabilities	283,736	276,360

Stockholder’s equity:
Common stock, $0.01 par value; authorized 100 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	203,391	202,533
Accumulated deficit	(24,741)	(17,866)

Total stockholder’s equity	178,650	184,667

Total liabilities and stockholder’s equity	$462,386	$461,027

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenue:
Administrative fees, net	$30,179	$29,505	$88,121	$86,801
Other service fees	14,164	11,870	42,525	35,890

Total revenue, net	44,343	41,375	130,646	122,691

Expenses:

Cost of revenue	19,884	17,520	58,777	50,769
Product development	3,033	2,906	9,534	9,539
Selling and marketing	1,806	1,846	5,909	4,834
General and administrative	8,286	7,443	22,798	20,617
Depreciation	934	916	2,971	2,854
Amortization of intangibles	5,773	5,339	16,929	15,829

Total operating expenses	39,716	35,970	116,918	104,442

Operating income	4,627	5,405	13,728	18,249

Interest expense	(3,698)	(6,475)	(11,922)	(18,936)
Investment earnings	2	1	3	51
Gain on bargain purchase	—	—	226	—
Loss on disposal of assets	(21)	—	(76)	—
Other income	6	4	6	4
Loss on extinguishment of debt	—	—	(11,754)	—
Loss on interest rate cap	(105)	—	(384)	—
Gain/(loss) on interest rate swap	183	(495)	312	451

Income/(loss) before income taxes	994	(1,560)	(9,861)	(181)
Income tax (expense)/benefit	(454)	575	2,986	(368)

Net income/(loss)	$540	$(985)	$(6,875)	$(549)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Stockholder’s Equity
(In thousands, except share data)
(Unaudited)

	Common stock		Additional		Total
	Issued	Par	paid-in	Accumulated	stockholder’s
	shares	value	capital	deficit	equity
Balances, December 31, 2009	100	$—	$202,533	$(17,866)	$184,667

Tax benefit related to escrow release	—	—	321	—	321

Equity-based compensation	—	—	537	—	537

Net loss	—	—	—	(6,875)	(6,875)

Balances, September 30, 2010	100	$—	$203,391	$(24,741)	$178,650

The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net loss	$(6,875)	$(549)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	19,900	18,683
Bad debt expense	84	174
Deferred income tax benefit	(4,390)	(1,966)
Interest rate swap gain	(312)	(451)
Interest rate cap loss	384	—
Equity-based compensation	537	459
Issuance of notes in lieu of interest	83	948
Amortization of deferred financing costs and debt discount	858	1,926
Gain on bargain purchase	(226)	—
(Gain)/loss on disposal of assets	76	(3)
Loss on extinguishment of debt	11,754	—
Lease recovery	(20)	—
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivable	(904)	(885)
(Increase)/decrease in prepaid and other current assets	624	(393)
Increase in other assets	(239)	(49)
Decrease in prepaid income taxes	387	15,875
Increase in supplier and offeror rebates	2,333	1,023
Increase/(decrease) in deferred revenue	502	(146)
Increase/(decrease) in accrued interest	439	(880)
Decrease in accrued interest, related party	(2,436)	(105)
Increase/(decrease) in other liabilities	2,818	(6,272)

Net cash provided by operating activities	25,377	27,389

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,850)	—
Return of purchase price from escrow	—	2,991
Proceeds from sale of property and equipment	13	3
Purchase of property and equipment	(194)	(439)
Capitalized software and website development costs	(6,045)	(4,015)

Net cash used in investing activities	(8,076)	(1,460)

Cash flows from financing activities:
Proceeds from senior term loan	177,300	—
Payments on senior term loan	(129,500)	(1,050)
Payments on senior subordinated notes, related party	(42,624)	—
Premium on early payments on senior subordinated notes, related party	(1,705)	—
Debt issue costs	(4,651)	—
Tax benefit related to escrow release	321	—

Net cash used in financing activities	(859)	(1,050)

Net increase in cash and cash equivalents	16,442	24,879
Cash and cash equivalents at beginning of period	31,703	31,488

Cash and cash equivalents at end of period	$48,145	$56,367

Supplemental disclosures of cash flow information:
Income taxes paid/(refunded)	$711	$(13,542)
Interest paid	$12,990	$17,218
The accompanying notes are an integral part of these condensed consolidated financial statements.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(1)	Nature of Operations

Unless the context otherwise requires, the use of the terms “Broadlane”, “Company”, “we”, “us” and “our” in the following refers to Broadlane Intermediate Holdings, Inc. and its consolidated subsidiaries. Broadlane Intermediate Holdings, Inc. is a holding company whose sole wholly owned subsidiary is The Broadlane Group, Inc. (formerly known as Broadlane, Inc.). All of Broadlane Intermediate Holdings, Inc. operations are conducted through its subsidiary The Broadlane Group, Inc. and its consolidated subsidiaries.

Broadlane is a leading end-to-end cost management partner that delivers supply chain management and procurement services to healthcare providers. In addition to our core group purchasing services, we leverage our procurement management expertise and apply technology and scaled solutions to allow our customers to maintain focus on their core business while realizing additional cost savings. We reduce costs and create operational efficiencies for thousands of acute care hospitals, ambulatory care facilities, physician practices and other healthcare providers in the U.S. We operate under one reportable segment.

Broadlane is headquartered in Dallas, Texas and has offices in California, Florida, Michigan, New York, Ohio, Tennessee and Texas.
(2)	Summary of Significant Accounting Policies
(a)	Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of Broadlane have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in our Annual Report for the year ended December 31, 2009. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2009 have been omitted.

(b)	Principles of Consolidation

The condensed consolidated financial statements include the accounts of Broadlane and its wholly owned subsidiary, The Broadlane Group, Inc., and its consolidated subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

(c)	Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with the current period presentation.

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(d)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

(e)	Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available we may now estimate the proportion of the selling price attributable to each deliverable. The adoption of ASU 2009-13 is not expected to have a material impact on our consolidated financial condition or results of operations.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or non-recurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 is not expected to have a material impact on our consolidated financial statements.
(3)	Acquisitions
Symbio Solutions

On March 1, 2010, we acquired Symbio Solutions, Inc. (“Symbio”), a company specializing in workforce scheduling management, for consideration of $0.7 million. Symbio’s software solutions will further strengthen our workforce management software platform, helping us to deliver greater value to our clients and the staffing agencies we serve. The acquisition did not violate any of the loan covenants under our Restated Credit Agreement referred to in Note 5, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business are included in our condensed consolidated statements of operations subsequent to the date of acquisition.

The purchase price for the acquisition was allocated to the assets we acquired based on their fair values at the acquisition date. No liabilities were assumed in the acquisition. We determined the total fair value of the assets to be $0.9 million, and as a result recognized a $0.2 million gain on bargain purchase in our condensed consolidated statements of operations. We were able to obtain Symbio at a bargain price due to Symbio’s impending bankruptcy at the time of the acquisition. As the acquisition is not considered significant, pro forma financial information and purchase price allocation are not presented.

Health Equipment Logistics and Planning

On April 30, 2010, we acquired 100% of Health Equipment Logistics and Planning, Inc. (“HELP”), a company specializing in equipment planning, procurement and equipment services for healthcare organizations, for consideration of $1.2 million. HELP’s offerings complement our strategy of helping clients to reduce costs and improve operating efficiencies and serve to further differentiate us from our competitors. The acquisition did not violate any of the loan
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
covenants under our Restated Credit Agreement referred to in Note 5, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business have been included in our condensed consolidated financial statements from April 30, 2010 onward.

The purchase price for the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Included in this acquisition is goodwill of approximately $1.0 million. As the acquisition is not considered significant, pro forma and purchase price allocation financial information are not presented.
(4)	Related Party Transactions
As a result of the Transaction discussed in Note 3, Mergers and Acquisitions, in our Annual Report for the year ended December 31, 2009, TowerBrook Capital Partners (“TowerBrook”) owns approximately 85% of Broadlane Holdings, LLC’s (our “Parent Company”) outstanding equity units, and as a result, is considered a related party. On August 15, 2008 we entered into a six-year subordinated note agreement with TowerBrook. Refer to Note 5, Debt, for more information about the subordinated notes. On February 5, 2010 the subordinated notes and related accrued interest were repaid in full as a result of the refinancing referred to in Note 5, Debt.
(5)	Debt
Senior Term Loan

On August 15, 2008, we entered into a five-year term credit agreement with Jefferies Finance LLC (administrative agent) and a syndicate of commercial banks to borrow up to $140.0 million under a senior term loan and $13.0 million under a revolving line of credit. The senior term loan and the revolving line of credit were obtained to finance the Transaction discussed in Note 3, Mergers and Acquisitions, in our Annual Report for the year ended December 31, 2009, and are secured by essentially all of our assets. The costs related to the issuance of the senior term loan and revolving line of credit were $7.1 million. These costs were recorded as deferred financing costs and amortized over the life of the loan. As discussed below, the senior term loan was refinanced on February 5, 2010. For the nine months ended September 30, 2010, we recognized approximately $0.1 million related to amortization of the abovementioned deferred financing costs. For the three and nine months ended September 30, 2009, we recognized approximately $0.4 million and $1.1 million, respectively, related to amortization of these deferred financing costs.

Senior Subordinated Notes

On August 15, 2008, we entered into a six-year senior subordinated note agreement with TowerBrook (administrative agent and related party) to borrow up to $62.5 million. The senior subordinated notes were also obtained to finance the Transaction. The notes are guaranteed by us and each of our subsidiaries. The discount on the senior subordinated notes was $5.0 million and was recorded as a reduction to the carrying amount of the senior subordinated notes. The costs related to the issuance of the notes were $1.5 million. The issuance costs were recorded as deferred financing costs and amortized over the life of the note agreement. As discussed below, we repaid the subordinated notes on February 5, 2010. For the nine months ended September 30, 2010, we recognized approximately $45 thousand related to amortization of the debt discount and $14 thousand related to the amortization of deferred financing costs. For the three and nine months ended September 30, 2009, we recognized approximately $0.2 million and $0.6 million related to amortization of the debt discount and $0.1 million and $0.2 million related to the amortization of deferred financing costs, respectively.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Refinancing

On February 5, 2010, we entered into a Restated Credit Agreement under our senior term loan, which among other things, (1) provided $51.4 million in new proceeds for a total senior term loan of $180.0 million, (2) increased the capacity of the revolving line-of-credit by $2.0 million to $15.0 million, (3) lowered the interest rate from the higher of LIBOR or 3.25% plus an applicable margin of 5.25% to the higher of LIBOR or 2% plus an applicable margin of 4% and (4) extended the scheduled maturity of the credit agreement to February 5, 2015. The applicable interest rate on outstanding borrowings under the Restated Credit Agreement was 6.0% at September 30, 2010.

We used $44.7 million of the new proceeds to extinguish our senior subordinated notes, of which $0.4 million and $1.7 million, respectively, was applied to accrued interest and a 4% prepayment premium. We recorded a non-cash charge of approximately $3.2 million related to the write-off of the unamortized discount and unamortized debt issuance costs. The $1.7 million prepayment premium and $3.2 million unamortized discount and debt issuance costs are shown as a loss on extinguishment of debt in the condensed consolidated statements of operations for the nine months ended September 30, 2010.

The remaining $4.0 million in new proceeds and $3.2 million in operating cash were used to pay related fees and expenses and $2.4 million in accrued interest on the term loan. Approximately $1.9 million of those fees and expenses were deferred and are being amortized over the life of the agreement. In recording the total borrowings outstanding under the Restated Credit Agreement at fair value, we recorded a discount on the term loan of $2.7 million, which is reflected as a reduction to the carrying amount of the term loan. For the three and nine months ended September 30, 2010, we recognized approximately $0.1 million and $0.4 million related to the amortization of the debt discount and $0.1 million and $0.4 million related to amortization of the deferred financing costs, respectively.

As the changes to the credit agreement resulted in a substantial modification as defined by FASB ASC 470-50-40, we recorded a charge of approximately $6.8 million during the nine months ended September 30, 2010 related to fees and the write-off of the unamortized debt issuance costs, approximately $4.5 million of which is non-cash. The $6.8 million in fees and unamortized debt issuance costs are shown as a loss on extinguishment of debt in the condensed consolidated statements of operations for the nine months ended September 30, 2010.

The Restated Credit Agreement requires mandatory principal payments of $0.5 million to be made every March 31st, June 30th, September 30th, and December 31st, beginning June 30, 2010. An excess cash flow based principal payment will be paid 125 days after the end of each calendar year, starting with the year ending December 31, 2010. As of September 30, 2010 we estimate this payment to be $8.4 million. As a result, an additional $8.4 million of the senior term loan balance has been classified as short-term in our condensed consolidated balance sheet as of September 30, 2010. Any remaining outstanding principal amount is due on the maturity date. The interest payments on the senior term loan are made every February 5th, May 5th, August 5th and November 5th of each year for the life of the loan.

Loan Covenants

The 2010 Restated Credit Agreement contains affirmative, negative and financial covenants, which among other requirements prohibits (i) certain types of investments and (ii) the payment of more than $2.0 million of dividends per year.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Financial Ratios and Default Provisions

We are required to satisfy certain financial requirements as long as the senior term loan and revolving line of credit are outstanding:
(a)	Our total leverage ratio, which is defined as the ratio of consolidated indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), must not be more than 4.5 to 1.0 for the period from February 5, 2010 to September 30, 2010. The maximum total leverage ratio decreases incrementally every six months after the initial test period noted above until maturity in 2015. During the final test period, April 1, 2014 to maturity, our total leverage ratio must not be more than 2.0 to 1.0.

(b)	Our fixed charge ratio, which is defined as the ratio of EBITDA minus (i) capital expenditures, (ii) cash payment of taxes, and (iii) cash dividends to holdings, to consolidated fixed charges, which is defined as the sum of cash interest expense and payment of indebtedness, must not be less than 1.25 to 1.00 for the period from February 5, 2010 to December 31, 2010. The minimum fixed charge ratio increases incrementally each year after the initial test period noted above until maturity in 2015. During the final test period, January 1, 2014 to maturity, our fixed charge ratio must not be less than 2.0 to 1.0.

(c)	Our capital expenditures must not be more than $11.5 million for the year ended December 31, 2010. The limitation on our capital expenditures increases incrementally each year until maturity.
Additionally, the senior term loan and revolving line of credit are subject to certain default provisions, including non-payment of principal, interest, or fees when due, failure to comply with certain covenants, or the occurrence of a material adverse change in operations, business, properties, liabilities, or condition (financial or otherwise). In the event of default, the remedies include acceleration of unpaid principal, accrued interest, and other unpaid fees.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
The table below summarizes the debt agreements (dollars in thousands):

	Outstanding at	Outstanding at
	September 30,	December 31,	Maturity dates
	2010	2009	(fiscal year)	Interest rates
Senior term loan (Restated	$176,760	$—	2015	Higher of LIBOR(1) or 2.00% plus applicable margin of 4.00%
Credit Agreement; net of $2,340 discount at September 30, 2010)

Senior term loan	—	128,600	2013	Higher of LIBOR or 3.25% plus applicable margin(2)

Senior subordinated notes (net of	—	40,021	2014	(i) Basic interest rate - 12% on principal amount
$2,520 discount at December 31, 2009)
				(ii) PIK(3) interest rate - 2% on
				principal amount

Revolving line of credit	—	—	2015	Higher of LIBOR(1) or 2.00% plus
(Restated Credit Agreement)				applicable margin of 4.00%

Revolving line of credit	—	—	2013	Higher of LIBOR or 3.25% plus
				applicable margin(2)

(1)	The greater of London Interbank Offered Rate (“LIBOR”) or 2.00%. As of September 30, 2010 the applicable rate is 2.00%.

(2)	Applicable margin is based on total leverage ratio. If the total leverage ratio is greater than or equal to 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 5.25%. If the total leverage ratio is less than 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 4.75%.

(3)	Paid-in-kind interest rate (“PIK”)
(6)	Derivative Financial Instruments

Interest Rate Swap

We entered into a floating-to-fixed rate LIBOR-based interest rate swap, effective November 15, 2008, for a notional amount of $100 million of the senior term loan debt, with a maturity date of November 15, 2011, to manage risk associated with the variable rate of that debt. We receive three-month floating LIBOR interest payments from our creditor counterparty. Settlement payments are then made quarterly between us and the counterparty for the differences between the three-month floating LIBOR rates and our contracted fixed rates. The swap does not hedge the applicable margin that the counterparty charges on our indebtedness in addition to LIBOR (4.00% as of September 30, 2010).

The fair value of the swap was recorded as a liability of $3.0 million and $3.3 million on September 30, 2010 and December 31, 2009, respectively. The corresponding changes in the fair value were recorded as a gain on interest rate swap of $0.2 million and $0.3 million in our condensed consolidated statements of operations for the three and nine months ended September 30, 2010. For the three and nine months ended September 30, 2009, the corresponding changes in the fair value were recorded as a loss of $0.5 million and a gain of $0.5 million, respectively.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Interest Rate Cap

In anticipation of future increases in interest rates, we entered into a LIBOR-based rate cap agreement on April 30, 2010 for a notional amount of $100 million of the senior term loan debt. The effective date of the rate cap is set for November 15, 2011 and will expire February 15, 2013. The effective date of November 15, 2011 coincides with the maturity of our interest rate swap. The cap strike is set at 4% and we paid a premium of $0.4 million.

The fair value of the cap was recorded as an asset of $25 thousand on September 30, 2010. The corresponding changes in the fair value were recorded as a loss on interest rate cap of $0.1 million and $0.4 million in our condensed consolidated statements of operations for the three and nine months ended September 30, 2010, respectively.
(7)	Fair Value Measurements
Effective January 1, 2008, we adopted FASB ASC 820, Fair Value Measurements and Disclosures, which among other things, requires enhanced disclosures about assets and liabilities carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which include multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset.

FASB ASC 820 does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among techniques. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:
Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the reporting date. As of September 30, 2010 and December 31, 2009, we have no Level 1 measurements.
Level 2 — Pricing inputs are other than quoted prices in active markets included in either Level 1, which are directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivatives discussed in Note 6, Derivative Financial Instruments, and our senior term loan are valued using inputs based on observable market data and are therefore categorized in Level 2.
Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value. As of September 30, 2010 and December 31, 2009, we have no Level 3 measurements.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
We use a market approach for our fair value measurements and endeavor to use the best information available. Accordingly, valuation techniques that maximize the use of observable impacts are favored. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value, on a recurring basis (in thousands):

	September 30, 2010		December 31, 2009
	Carrying	Fair Value	Carrying	Fair Value
	value	(Level 2)	value	(Level 2)
Assets
Interest rate cap	$25	25	—	—

Liabilities
Interest rate swap	3,017	3,017	3,329	3,329
This classification of the above derivative asset and liability is based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. Both derivative financial instruments in Level 2 are measured at fair value with a market approach using third-party pricing services which have been corroborated with data from active markets or broker quotes.
The following table presents the estimated carrying and fair values for financial instruments that are not measured at fair value on a recurring basis (in thousands):

	September 30, 2010		December 31, 2009
	Carrying	Fair Value	Carrying	Fair Value
	value	(Level 2)	value	(Level 2)
Senior term loan(1)	$176,760	178,204	$128,600	108,966

Senior subordinated notes, related party(2)	—	—	40,021	40,021

(1)	The fair value of our senior term loan is estimated based on the current rates available to us.

(2)	The difference between market interest rate and the rate in existence on our senior subordinated debt at December 31, 2009 is assumed to represent the premium paid for such debt being unsecured plus a size risk premium. As such, the carrying value approximates the fair value.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(8)	Employee Benefit Plans
2008 Senior Executive Equity Plan
On October 14, 2008, the Parent Company adopted its Senior Executive Equity Plan (the “Senior Plan”) for senior executives and directors of The Broadlane Group to provide a means to motivate, attract and retain the services of such individuals in order to promote the success of The Broadlane Group. The Senior Plan reserved 26,671,476 Class A and Class B Common Units of the Parent Company, Broadlane Holdings, LLC, in the aggregate for issuance directly as equity awards. An additional 135,832 Class B Common Units were subsequently approved for issuance. The Class A Common Units are voting units and the Class B Common Units have no voting rights. Through September 30, 2010, the Parent Company has granted 41,599,243 Class B Common Units to employees and directors of The Broadlane Group. Compensation cost related to these awards is reflected in general and administrative expenses in our condensed consolidated statements of operations. During 2009 and 2010, 14,791,935 units were forfeited as a result of employee turnover. At September 30, 2010, 26,807,308 units were outstanding and there were no units available under the Senior Plan for future issuance. Units granted under the Senior Plan typically vest one-quarter on the second, third and fourth anniversary dates of the reference date specified in the individual grant agreements, with the remaining one-quarter vesting in the event of a public offering or sale of the company.
We recorded equity-based compensation expense in connection with the above plans of $0.1 million and $0.5 million for the three and nine months ended September 30, 2010 and $0.1 million and $0.5 million and for the three and nine months ended September 30, 2009.
The fair value of the equity awards granted under the Senior Plan has been estimated as of the date of each grant and the value of the awards is based on the fair value of the underlying equity. We established the fair value of the underlying equity by using a Black-Scholes model that incorporates the enterprise value of Broadlane Holdings, LLC. Within this model, the aggregate and per-share value of the classes are determined and allocated to the Class A and Class B Common Units.

	September 30, 2010	September 30, 2009

Expected volatility	27%	27%
Risk-free interest rate	1.46% - 2.38%	1.87% - 2.83%
Expected life	4.5 years	4.5 years
Expected dividend yield	0%	0%
Since we are privately-held, our historical volatility is not measurable. As such, volatility is estimated after considering volatility of publicly traded companies that are believed to be comparable with us.
(9)	Claims, Lawsuits, and Other Legal Matters

In the ordinary course of business, we are subject to certain claims or lawsuits. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition or results of operations.
(Continued)

BROADLANE INTERMEDIATE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(10)	Entry into a Material Definitive Agreement

On September 14, 2010 Broadlane and Broadlane Holdings, LLC entered into a stock purchase agreement (the “purchase agreement”) with MedAssets, Inc. (“MedAssets”). The purchase agreement contemplates the purchase by MedAssets of all of the issued and outstanding shares of Broadlane for consideration of approximately $850 million, of which $725 million is payable in cash upon the closing and $125 million is payable in cash on or before January 4, 2012, subject to adjustment and to certain limitations.

This transaction is subject to customary closing conditions.
(11)	Subsequent Events

Governmental Clearance of Transaction with MedAssets

In connection with the transaction with MedAssets, on October 14, 2010, we received early clearance of antitrust concerns under the Hart-Scott-Rodino Act by the Federal Trade Commission.

Loss of Major Customer

On October 1, 2010, one of our major customers notified us that it has elected to transition its supply chain business to a competitor. As management considers this loss to be an event that indicates a potential impairment of goodwill and our indefinite-lived trade name intangible asset we performed an impairment evaluation as of October 1, 2010 and determined no impairment resulted from the loss of our customer.